EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2019 Results

Full Year 2019 Results In-line with Updated Guidance

WILMINGTON, Del., February 13, 2020

Full Year 2019 Results

•	Net Sales of $5.5 billion
•	Net Income of $(52) million with EPS of $(0.32)
•	Adjusted Net Income of $419 million with Adjusted EPS of $2.51
•	Adjusted EBITDA of $1.02 billion
•	Free Cash Flow of $169 million
•	Returned $486 million to shareholders through share repurchases and dividends

Fourth Quarter 2019 Results

•	Net Sales of $1.4 billion
•	Net Income of $(317) million with EPS of $(1.94)
•	Adjusted Net Income of $92 million, with Adjusted EPS of $0.56
•	Adjusted EBITDA of $227 million
•	Free Cash Flow of $304 million

Other Highlights

•	Announced 2020 outlook for Adjusted EBITDA, Adjusted EPS, Capex, and Free Cash Flow
o	Adjusted EBITDA up 13% from 2019 at the mid-point
o	Free Cash Flow more than double 2019
o	Capex lowered approximately 20% from 2019

The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Fluoroproducts, Chemical Solutions and Titanium Technologies, today announced its financial results for the fourth quarter and full-year 2019.

“Our results for 2019 reflect a challenging year on several fronts, including TiO2 destocking, the continued impact of illegal imports of HFC refrigerants into Europe, and operational challenges, offset to some extent by record results in Chemical Solutions,” said President and CEO Mark Vergnano. “The Chemours Team delivered a solid fourth quarter, including finishing the year strong with $169 million of Free Cash Flow. After a slow start, we began to build some momentum in the second half across several of our core products and end markets. At the same time, we continued our efforts to focus the portfolio with the acquisition of Southern Ionics Minerals and the divestiture of our Methylamines and Methylamides business.”

Full-year 2019 net sales were $5.5 billion versus $6.6 billion in 2018, reflecting lower prices and volume across all businesses.  Currency was a 1 percent negative impact on a year-over-year basis. Full-year 2019 adjusted net income was $419 million and diluted adjusted earnings per share for 2019 was $2.51. Adjusted EBITDA for 2019 was $1.02 billion.

EXHIBIT 99.1

Fourth quarter 2019 net sales were $1.4 billion in comparison to $1.5 billion in the prior year. Results were driven primarily by lower volume and price in Fluoroproducts and Titanium Technologies. Fourth quarter net income was $(317) million, or $(1.94) per diluted share, inclusive of a $380 million non-cash charge related to the settlement of the non-active portion of our Netherlands Pension Plan obligations and transfer of liabilities to a third-party asset management firm, and a $132 million charge related to onsite remediation at our Fayetteville site. Adjusted net income was $92 million, or $0.56 per diluted share. Adjusted EBITDA for the fourth quarter 2019 was $227 million in comparison to $341 million in the previous year’s fourth quarter due to headwinds in Titanium Technologies and Fluoroproducts which were partially offset by record performance of the Chemical Solutions segment.

Fluoroproducts

Fluoroproducts segment sales for 2019 were $2.6 billion, a 7 percent decrease in comparison to the prior-year. Lower volumes and prices were driven by weakness in the automotive and electronics markets and the continued impact of illegal imports of HFC refrigerants into the EU.

Lower cost from the Corpus Christi Opteon™ site startup was more than offset by impact of lower F-Gas quota sales, operational issues and lower average price of refrigerants. These factors contributed to segment Adjusted EBITDA of $578 million in 2019 as compared to $783 million in 2018.

Fluoroproducts segment sales in the fourth quarter were $614 million in comparison to $649 million in the prior-year quarter. Segment Adjusted EBITDA of $117 million declined 29 percent versus the prior-year quarter, primarily due to lower F-Gas quota sales, operational issues communicated in the previous quarter and lower net sales.

Chemical Solutions

For the full year 2019, Chemical Solutions segment sales were $533 million, an 11 percent decrease compared to the prior year driven primarily by lower raw material prices that are passed through in Performance Chemicals and Intermediates and operational issues at a key customer mine. Record Adjusted EBITDA of $80 million represents a 25 percent increase compared to the prior year. This record setting result reflects solid productivity and good execution across the business along with solid licensing demand.

In the fourth quarter 2019, Chemical Solutions segment sales were $129 million, a 13 percent decrease versus the prior-year quarter, driven by lower prices due to lower raw material prices that are passed through in Performance Chemicals and Intermediates. Fourth quarter 2019 segment Adjusted EBITDA was a record $25 million, a 79 percent increase compared to the prior year quarter, as improved volume and lower costs more than offset the lower prices in comparison to last year’s fourth quarter.

Titanium Technologies

Titanium Technologies segment sales for the full year were $2.3 billion in comparison to $3.2 billion in the prior-year.  Lower sales were the result of lower volumes of Ti-Pure™ titanium dioxide driven by destocking and market share loss in the first half of the year as we implemented our Ti-Pure™ Value Stabilization strategy. Global average selling prices were down 1 percent in comparison to 2018. These factors and fixed cost under-absorption contributed to a 52 percent year-over-year decrease in earnings, resulting in $505 million Adjusted EBITDA in 2019 as compared to $1.1 billion in 2018.

Titanium Technologies segment sales in the fourth quarter were $610 million versus $666 million in the prior-year quarter. This decrease was a result of lower volumes of Ti-Pure™ titanium dioxide in comparison to last year. Volumes were flat sequentially reflecting anticipated share regain. Global average selling prices, accounting for regional, customer and channel mix, declined modestly versus the prior year period. On a sequential basis, average local price was down 1 percent in comparison to the third quarter of 2019. Fourth quarter segment Adjusted EBITDA was $115 million, in comparison to $199 million last year. Results were driven primarily by lower sales volumes, higher raw material costs and under-absorption of fixed cost.

EXHIBIT 99.1

Corporate and Other

Corporate and Other represented a $143 million cost included in Adjusted EBITDA for the full year 2019 in comparison to a $162 million offset in the prior year, primarily the result of lower performance-related compensation and lower costs related to legacy legal matters. Corporate and Other in the fourth quarter 2019 represented a $30 million cost included in Adjusted EBITDA, versus a $36 million offset in the prior-year quarter. This decrease was primarily related to lower performance-related compensation.

The company realized an adjusted effective tax rate of approximately 17 percent for the 2019 fiscal year and 5 percent for the fourth quarter. The company expects its adjusted effective tax rate for the full-year 2020 to be within a range of 19 to 20 percent, reflecting the company’s anticipated geographic mix of earnings.

Liquidity

As of December 31, 2019, gross consolidated debt was $4.2 billion. Debt, net of $943 million cash, was $3.2 billion, resulting in a net leverage ratio of approximately 3.2 times on a trailing twelve-month Adjusted EBITDA basis.

For the full-year 2019, cash provided by operating activities was $650 million, versus $1.1 billion in 2018. Capital expenditures for 2018 were $481 million in comparison to $498 million in full-year 2018. Full-year 2019 Free Cash Flow was $169 million versus the prior-year Free Cash Flow of $642 million in 2018.

Cash provided by operating activities for the fourth quarter of 2019 was $400 million, versus $259 million in the prior year quarter. Capital expenditures for the fourth quarter 2019 were $96 million, versus $154 million in last year’s fourth quarter. Free Cash Flow for the fourth quarter of 2019 was $304 million versus the prior-year quarter result of $105 million.

Outlook

The company expects to deliver 2020 Adjusted EBITDA within a range of $1.05 to $1.25 billion.  Capital expenditures are expected to be approximately $400 million, with Free Cash Flow of greater than $350 million.  The company expects to deliver Adjusted EPS of between $2.60 and $3.55 per share.

“Our outlook for 2020 reflects top line and bottom line growth across all segments. While the macroeconomic environment remains uncertain, we remain committed to delivering solid earnings growth and a significant improvement in free cash flow.” Vergnano concluded. “Looking ahead after a challenging year, we are well positioned to improve our performance in 2020 and are focused on continuing to unlock shareholder value over time.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Friday, February 14, 2020 at 8:30 AM EST. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

EXHIBIT 99.1

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in refrigeration and air conditioning, mining and general industrial manufacturing, plastics and coatings. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™. Chemours has approximately 7,000 employees and 30 manufacturing sites serving approximately 3,700 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Adjusted Effective Tax Rate, and Return on Invested Capital, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2019. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
David Rosen
Executive and Financial Communications Manager
+1.302.773.2711
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2019 (Unaudited)	2018	2017
Net sales	$5,526	$6,638	$6,183
Cost of goods sold	4,463	4,667	4,438
Gross profit	1,063	1,971	1,745
Selling, general, and administrative expense	548	657	626
Research and development expense	80	82	81
Restructuring, asset-related, and other charges	87	49	57
Total other operating expenses	715	788	764
Equity in earnings of affiliates	29	43	33
Interest expense, net	(208)	(195)	(214)
Loss on extinguishment of debt	—	(38)	(1)
Other (expense) income, net	(293)	162	113
(Loss) income before income taxes	(124)	1,155	912
(Benefit from) provision for income taxes	(72)	159	165
Net (loss) income	(52)	996	747
Less: Net income attributable to non-controlling interests	—	1	1
Net (loss) income attributable to Chemours	$(52)	$995	$746
Per share data
Basic (loss) earnings per share of common stock	$(0.32)	$5.62	$4.04
Diluted (loss) earnings per share of common stock	(0.32)	5.45	3.91

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	December 31,
	2019 (Unaudited)	2018
Assets
Current assets:
Cash and cash equivalents	$943	$1,201
Accounts and notes receivable, net	674	861
Inventories	1,079	1,147
Prepaid expenses and other	81	84
Total current assets	2,777	3,293
Property, plant, and equipment	9,413	8,992
Less: Accumulated depreciation	(5,854)	(5,701)
Property, plant, and equipment, net	3,559	3,291
Operating lease right-of-use assets	294	—
Goodwill and other intangible assets, net	174	181
Investments in affiliates	162	160
Other assets	292	437
Total assets	$7,258	$7,362
Liabilities
Current liabilities:
Accounts payable	$923	$1,137
Short-term and current maturities of long-term debt	134	13
Other accrued liabilities	484	559
Total current liabilities	1,541	1,709
Long-term debt, net	4,026	3,959
Operating lease liabilities	245	—
Deferred income taxes	118	217
Other liabilities	633	457
Total liabilities	6,563	6,342
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 188,893,478 shares issued and 163,574,243 shares outstanding at December 31, 2019; 187,204,567 shares issued and 170,780,474 shares outstanding at December 31, 2018)	2	2
Treasury stock, at cost (25,319,235 shares at December 31, 2019; 16,424,093 shares at December 31, 2018)	(1,072)	(750)
Additional paid-in capital	859	860
Retained earnings	1,249	1,466
Accumulated other comprehensive loss	(349)	(564)
Total Chemours stockholders’ equity	689	1,014
Non-controlling interests	6	6
Total equity	695	1,020
Total liabilities and equity	$7,258	$7,362

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2019 (Unaudited)	2018	2017
Cash flows from operating activities
Net (loss) income	$(52)	$996	$747
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	311	284	273
Gain on sales of assets and businesses	(10)	(45)	(22)
Equity in earnings of affiliates, net	(3)	18	(33)
Loss on extinguishment of debt	—	38	1
Amortization of debt issuance costs and issue discounts	9	11	13
Deferred tax (benefit) provision	(165)	23	83
Asset-related charges	43	4	3
Stock-based compensation expense	19	24	29
Net periodic pension cost (income)	381	(18)	(22)
Defined benefit plan contributions	(19)	(15)	(38)
Other operating charges and credits, net	(2)	(7)	12
Decrease (increase) in operating assets:
Accounts and notes receivable, net	191	47	(88)
Inventories and other operating assets	116	(284)	(146)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(169)	64	(172)
Cash provided by operating activities	650	1,140	640
Cash flows from investing activities
Purchases of property, plant, and equipment	(481)	(498)	(411)
Acquisition of business, net	(10)	(37)	—
Proceeds from sales of assets and businesses, net	9	46	39
Proceeds from life insurance policies	1	—	—
Foreign exchange contract settlements, net	(2)	2	2
Cash used for investing activities	(483)	(487)	(370)
Cash flows from financing activities
Proceeds from issuance of debt, net	—	520	495
Proceeds from revolving loan	150	—	—
Repayments on revolving loan	(150)	—	—
Proceeds from accounts receivable securitization facility	128	—	—
Debt repayments	(37)	(679)	(27)
Payments related to extinguishment of debt	—	(29)	(1)
Payments of debt issuance costs	—	(12)	(6)
Payments on finance leases	(3)	—	—
Purchases of treasury stock, at cost	(322)	(644)	(106)
Proceeds from exercised stock options, net	9	16	31
Payments related to tax withholdings on vested stock awards	(30)	(17)	(12)
Payments of dividends	(164)	(148)	(22)
Cash (used for) provided by financing activities	(419)	(993)	352
Effect of exchange rate changes on cash and cash equivalents	(6)	(15)	32
(Decrease) increase in cash and cash equivalents	(258)	(355)	654
Cash and cash equivalents at January 1,	1,201	1,556	902
Cash and cash equivalents at December 31,	$943	$1,201	$1,556
Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$204	$206	$208
Income taxes, net of refunds	85	75	79
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$85	$37	$(14)
Obligations incurred under build-to-suit lease arrangement	40	47	8
Purchases of treasury stock not settled by year-end	—	—	10
Non-cash financing arrangements	11	—	—
Deferred payments related to acquisition of business	15	—	—
Dividends accrued but not yet paid	—	—	31

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2019	2018	(Decrease)	2019	(Decrease)
Fluoroproducts	$614	$649	$(35)	$636	$(22)
Chemical Solutions	129	149	(20)	140	(11)
Titanium Technologies	610	666	(56)	614	(4)
Total Net Sales	$1,353	$1,464	$(111)	$1,390	$(37)

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2019	2018	(Decrease)	2019	(Decrease)
Fluoroproducts	$117	$164	$(47)	$122	$(5)
Chemical Solutions	25	14	11	23	2
Titanium Technologies	115	199	(84)	137	(22)
Corporate and Other	(30)	(36)	6	(34)	4
Total Adjusted EBITDA	$227	$341	$(114)	$248	$(21)

Adjusted EBITDA Margin	17%	23%		18%

Quarterly Change in Net Sales from the three months ended December 31, 2018
		Percentage	Percentage Change Due To
	December 31, 2019 Net Sales	Change vs. December 31, 2018	Local Price	Volume	Currency Effect
Total Company	$1,353	(8)%	(4)%	(3)%	(1)%

Fluoroproducts	$614	(5)%	(3)%	(2)%	—%
Chemical Solutions	129	(13)%	(16)%	3%	—%
Titanium Technologies	610	(8)%	(3)%	(5)%	—%

Quarterly Change in Net Sales from the three months ended September 30, 2019
		Percentage	Percentage Change Due To
	December 31, 2019 Net Sales	Change vs. September 30, 2019	Local Price	Volume	Currency Effect
Total Company	$1,353	(3)%	(1)%	(1)%	(1)%

Fluoroproducts	$614	(3)%	(1)%	(2)%	—%
Chemical Solutions	129	(8)%	(2)%	(6)%	—%
Titanium Technologies	610	(1)%	(1)%	1%	(1)%

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales
	Year Ended
	December 31,		Increase /
	2019	2018	(Decrease)
Fluoroproducts	$2,648	$2,862	$(214)
Chemical Solutions	533	602	(69)
Titanium Technologies	2,345	3,174	(829)
Total Net Sales	$5,526	$6,638	$(1,112)

Segment Adjusted EBITDA
	Year Ended
	December 31,		Increase /
	2019	2018	(Decrease)
Fluoroproducts	$578	$783	$(205)
Chemical Solutions	80	64	16
Titanium Technologies	505	1,055	(550)
Corporate and Other	(143)	(162)	19
Total Adjusted EBITDA	$1,020	$1,740	$(720)

Adjusted EBITDA Margin	18%	26%

Change in Net Sales from the year ended December 31, 2018
		Percentage	Percentage Change Due To
	December 31, 2019 Net Sales	Change vs. December 31, 2018	Local Price	Volume	Currency Effect
Total Company	$5,526	(17)%	(2)%	(14)%	(1)%

Fluoroproducts	$2,648	(7)%	(2)%	(4)%	(1)%
Chemical Solutions	533	(11)%	(4)%	(7)%	—%
Titanium Technologies	2,345	(26)%	(1)%	(24)%	(1)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; asset impairments; (gains) losses on sale of business or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2019	2018	2019	2019	2018
Net (loss) income attributable to Chemours	$(317)	$142	$76	$(52)	$995
Non-operating pension and other post-retirement employee benefit cost (income)	373	(9)	1	368	(27)
Exchange losses (gains), net	4	(5)	(5)	2	(1)
Restructuring, asset-related, and other charges	38	18	34	87	49
Loss on extinguishment of debt	—	—	—	—	38
(Loss) gain on sales of assets and businesses	1	—	(9)	(10)	(45)
Transaction costs	2	—	—	3	9
Legal and environmental charges	132	36	5	175	82
Other charges	—	1	—	—	1
Adjustments made to income taxes	(5)	13	3	—	(41)
Benefit from income taxes relating to reconciling items	(136)	(11)	(7)	(154)	(26)
Adjusted Net Income	92	185	98	419	1,034
Net income attributable to non-controlling interests	—	—	—	—	1
Interest expense, net	52	47	53	208	195
Depreciation and amortization	79	71	78	311	284
All remaining provision for income taxes	4	38	19	82	226
Adjusted EBITDA	$227	$341	$248	$1,020	$1,740

(1)

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2019	2018	2019	2019	2018
Numerator:
Net (loss) income attributable to Chemours	$(317)	$142	$76	$(52)	$995
Adjusted Net Income	92	185	98	419	1,034
Denominator:
Weighted-average number of common shares outstanding - basic	163,519,362	171,641,788	163,815,483	164,816,839	176,968,554
Dilutive effect of the Company's employee compensation plans (1)	1,370,113	4,740,652	1,325,380	2,428,184	5,603,467
Weighted-average number of common shares outstanding - diluted (1)	164,889,475	176,382,440	165,140,863	167,245,023	182,572,021

Basic (loss) earnings per share of common stock	$(1.94)	$0.83	$0.46	$(0.32)	$5.62
Diluted (loss) earnings per share of common stock (1)	(1.94)	0.81	0.46	(0.32)	5.45
Adjusted basic earnings per share of common stock	0.56	1.08	0.60	2.54	5.85
Adjusted diluted earnings per share of common stock (1)	0.56	1.05	0.59	2.51	5.67
(1)

In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three and twelve months ended December 31, 2019. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and twelve months ended December 31, 2019, as Adjusted Net Income was in a net income position.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2020 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	Year Ended December 31, 2020
	Low	High
Net income attributable to Chemours	$405	$556
Transaction costs	23	30
Adjusted Net Income	428	586
Interest expense, net	215	220
Depreciation and amortization	309	309
Provision for income taxes	98	135
Adjusted EBITDA	$1,050	$1,250

Weighted-average number of common shares outstanding - basic (1)	163.5	163.5
Dilutive effect of the Company's employee compensation plans (1,2)	1.4	1.4
Weighted-average number of common shares outstanding - diluted (1,2)	164.9	164.9

Basic earnings per share of common stock	$2.48	$3.40
Diluted earnings per share of common stock (2)	2.46	3.37
Adjusted basic earnings per share of common stock	2.62	3.58
Adjusted diluted earnings per share of common stock (2)	2.60	3.55
(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the three months ended December 31, 2019, which are carried forward for the projection period.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flow provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2019	2018	2019	2019	2018
Cash flow provided by operating activities	$400	$259	$288	$650	$1,140
Less: Purchases of property, plant, and equipment	(96)	(154)	(128)	(481)	(498)
Free Cash Flows	$304	$105	$160	$169	$642

2020 Estimated Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2020
Cash flow provided by operating activities	$ >750
Less: Purchases of property, plant, and equipment	~(400)
Free Cash Flows	$ >350
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Year Ended December 31,
	2019	2018
Adjusted EBITDA (1)	$1,020	$1,740
Less: Depreciation and amortization (1)	(311)	(284)
Adjusted EBIT	709	1,456

Total debt	4,160	3,972
Total equity	695	1,020
Less: Cash and cash equivalents	(943)	(1,201)
Invested capital, net	$3,912	$3,791

Average invested capital (2)	$4,102	$3,717

Return on Invested Capital	17%	39%
(1)

Based on amounts for the year ended December 31, 2019 and 2018. Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income attributable to Chemours for the years ended December 31, 2019 and 2018.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.